Exhibit 99.1

HIGHTIMES HOLDING CORP. SEEKS PUBLIC LISTING
THROUGH BUSINESS COMBINATION WITH ORIGO ACQUISITION CORPORATION

Transaction to provide public currency and financial flexibility to leverage
High Times’ brand recognition in the growing cannabis industry

●	High Times is publisher of HIGH TIMES® magazine and a leading voice of the cannabis community since 1974.

●	Multi-platform business model positions High Times to capitalize on the rapidly expanding legalization of cannabis in the United States and around the world.

●	High Times existing equity valued at approximately $250 million in the merger.

Los Angeles, CA and New York, NY – July 27, 2017 – Hightimes Holding Corp. (“High Times”), publisher of HIGH TIMES® magazine and a leading voice of the cannabis community since 1974, and Origo Acquisition Corporation (NASDAQ: OACQ) (“Origo”), a special purpose acquisition company, announced that they have entered into a definitive merger agreement. Upon closing of the transaction, High Times will be a publicly traded company.

High Times will utilize its public company status, diversified revenue streams, established and trusted brand name, and deep grassroots following to capitalize on the ongoing, orderly conversion of the U.S. marijuana black market to a legal and regulated national industry.

High Times Business Overview

High Times is a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging cannabis-related content. High Times is an iconic culture brand encompassing a venerated magazine, a website that is a cultural and e-commerce destination as well as a respected news outlet, mobile applications and well-attended Cannabis Cup trade shows. High Times was founded in 1974 as a magazine and recently celebrated its 500th print issue. High Times’ expanding product and licensing deals will allow it to translate viewer passion into product sales with real-time transactions fueling fan engagement. Moreover, the ever-growing list of states legalizing the use of marijuana for medicinal and recreational purposes has increased demand for educational and social events such as High Times’ Cannabis Cup events.

Historically, High Times has been under-capitalized and unable to take advantage of broad opportunities in cannabis-related digital media, e-Commerce, branding and licensing. However, in 2017 Oreva Capital, which is led by Adam Levin, gained control of High Times and began to position the company to better capitalize on its robust future growth. We believe that the merger with Origo will substantially improve High Times’ balance sheet and provide additional future growth capital. High Times operates through three primary segments, each of which is expected to achieve revenue growth in 2017.

●	Events: large-scale festivals and tradeshows targeting consumers and businesses in the cannabis space. High Times hosts multiple events on an annual basis throughout the U.S. where cannabis is legal.

–	Cannabis Cup is a large-scale music and product festival with judged product competitions, the winners of which are awarded a Cannabis Cup, a coveted award in the cannabis industry. Additionally, High Times organizes other events such as concerts, trade shows and cruises.

–	As legalization continues to open new, larger and expanded markets for Cannabis Cup, management is planning select, larger-scale events in new and existing geographies.

●	Licensing: branded content, merchandise and apparel utilizing High Times’ recognizable IP.

–	Current opportunities involve broader media projects outside of High Times’ traditional media space, clothing and branded accessories, and cannabis-related accessories.

●	Media: print and digital/social.

–	Print: as High Times’ initial product offering in 1974, the High Times Magazine has become the definitive resource for all things cannabis, from cultivation and legalization to entertainment and culture. Currently, High Times generates print media revenue through subscriptions, newsstand purchases, and ad sales.

–	Digital/social: High Times has developed an in-depth digital media strategy consisting of an online magazine, video content, e-Commerce platforms, and social media engagement.

Given the rapidly expanding acceptance and legalization of cannabis, High Times believes access to capital and an elevated profile via its anticipated public company listing will enable it to expand its brand, and fund new business opportunities that leverage nationwide medical and recreational usage initiatives.

High Times’ growth strategy includes the following:

●	Leveraging the High Times brand name by offering licensing and branding opportunities to events, dispensaries, lounges / hotels, retail stores, seed companies, and consumer product companies.

●	Aggregating and monetizing new and existing enthusiast content using High Times’ marquee-branded, affinity-based digital platforms offering e-Commerce, social media, advertising and data collection.

●	Expanding High Times-branded Events and Cannabis Cup competitions, with dates planned in both new and existing geographies.

●	Utilizing traditional media as a continuity play, driving consumers to High Times online and enhancing branded licensed products.

●	Creating the definitive destination for cannabis knowledge through the development of Education and Distance Learning.

●	Pursuing accretive acquisitions that enhance cash flow, increase site traffic and content, and extend branding opportunities.

Adam Levin, Chief Executive Officer of High Times, stated, “High Times is one of few household names in the cannabis industry. We believe that the barriers to entry are substantial, given the respect and trust associated with our brand that comes from informing and entertaining people for over 40 years. As a leading authority in a rapidly growing and evolving industry, we believe the public market is the best vehicle for capturing and funding substantial market opportunities and championing the innovations emerging across the globe in this industry.”

Edward J. Fred, Chief Executive Officer of Origo, stated, “We believe High Times has an important mix of qualities essential for success. High Times is a highly-recognized brand in a rapidly growing industry that has a very engaged base and increasing opportunities to leverage that following.”

High Times’ management team, led by Mr. Levin, will continue to run the combined company post-transaction.

Summary of Transaction

Origo will acquire 100% of the equity of High Times in exchange for 23,474,178 newly-issued shares of Origo. At closing and assuming no Origo shareholder redemptions, current shareholders of High Times and Origo will hold approximately 83% and 17%, respectively, of the issued and outstanding shares of the publicly traded company’s common stock. Two current members of the Origo Board, or their designees, will join High Times as independent directors.

The Boards of Directors of both High Times and Origo have unanimously approved the proposed transaction. Completion of the transaction is subject to approval by shareholders of High Times and Origo and other customary closing conditions.

For additional information on the transaction, see Origo’s Current Report on Form 8-K, which will be filed promptly and which can be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

EarlyBirdCapital, Inc. (“EBC”) served as financial advisor to Origo. CKR Law LLP acted as legal advisor to High Times and Ellenoff Grossman & Schole LLP acted as legal advisor to Origo.

Additional Information and Where to Find It

Origo intends to file a proxy statement, prospectus and other relevant documents with the Securities and Exchange Commission (“SEC”) to be used at its special meeting of shareholders to approve the proposed transaction with High Times. The proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed business combination. INVESTORS AND SECURITY HOLDERS OF ORIGO AND HIGH TIMES ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about HTHC and Origo once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Origo when and if available, can be obtained free of charge by directing a written request to Origo Acquisition Corporation, 708 Third Avenue, New York, New York 10017.

Participants in the Solicitation

Origo, High Times, EBC and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Origo’s shareholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Origo’s directors and officers in Origo’s filings with the SEC, including Origo’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016, which was filed with the SEC on January 18, 2017. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Origo’s shareholders in connection with the proposed business combination will be set forth in the Registration Statement for the proposed business combination when available.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Hightimes Holding Corp.

Hightimes Holding Corp. is publisher of HIGH TIMES® magazine and a leading voice of the cannabis community since 1974. High Times is a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging content related to cannabis. High Times is an iconic culture brand encompassing a venerated magazine, a website that is a cultural and e-commerce destination as well as a respected news outlet, mobile applications and well-attended Cannabis Cup trade shows.

About Origo Acquisition Corporation

Origo Acquisition Corporation is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Origo is led by Chief Executive Officer Edward J. Fred, Chief Financial Officer Jose M. Aldeanueva and Directors Stephen B. Pudles, Jeffrey J. Gutovich and Barry Rodgers. Origo’s securities are quoted on the Nasdaq stock exchange under the ticker symbols NASDAQ: OACQ, OACQU, OACQR and OACQW.

Cautionary Note Regarding Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Origo and High Times’ management, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by Origo shareholders; the nature of High Times’ business in the regulated cannabis industry and the effects of enforcement of federal and state laws relating to cannabis; the ability to meet the listing standards of a national securities exchange following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; High Times’ ability to execute on its plans to grow its business and the timing of such plans and related initiatives; High Times’ estimates of the size of the markets for its products and services; the rate and degree of market acceptance of High Times’ products and services; the success of other competing companies; and general economic and market conditions impacting demand for High Times’ products and services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required shareholder approvals, or the failure of other closing conditions. Neither Origo nor High Times undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS:

Hightimes Holding Corp.

Adam Levin

Chief Executive Officer

adam@hightimes.com

Origo Acquisition Corp.

Edward J. Fred

Chief Executive Officer

ejfred22@verizon.net

Investor Relations

The Equity Group

Lena Cati

Vice President

(212) 836-9611

lcati@equityny.com

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Media Contacts:

High Times Media Team

(516) 996-4200

mediateam@hightimes.com